                                                                    EXHIBIT 10.1

                             BUSINESS LOAN AGREEMENT

        This Agreement dated as of June 28, 2001, is between Bank of America, N.A. (the "Bank") and Novatel Wireless, Inc. (the "Borrower").

1. LINE OF CREDIT AMOUNT AND TERMS

        1.1 Line of Credit Amount.

                (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Ten Million Dollars ($10,000,000.00).

                (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

        1.2 Availability Period. The line of credit is available between the date of this Agreement and July 1, 2002, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

        1.3 Interest Rate.

                (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate minus one and one quarter (1.25) percentage points.

                (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

        1.4 Repayment Terms.

                (a) The Borrower will pay interest on August 1, 2001, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

                (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any



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        interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

        1.5 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                (a) the IBOR Rate plus one and three quarters (1.75) percentage points.

        1.6 Letters of Credit.

                (a) This line of credit may be used for financing:

                        (i) commercial letters of credit with a maximum maturity
                of 180 days but not to extend beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

                        (ii) standby letters of credit with a maximum maturity
                of 360 days but not to extend beyond the Expiration Date. Standby letters of credit shall not include any provision for automatic renewal or extension of the maturity date.

                (b) The Borrower agrees:

                        (i) any sum drawn under a letter of credit may, at the
                option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                        (ii) if there is a default under this Agreement, or if
                any letter of credit remains outstanding beyond the Expiration Date, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                        (iii) the issuance of any letter of credit and any
                amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                        (iv) to sign the Bank's form Application and Agreement
                for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                        (v) to pay any issuance and/or other fees that the Bank
                notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.



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                        (vi) to allow the Bank to automatically charge its
                checking account for applicable fees, discounts, and other charges.

                        (vii) to pay the Bank a non-refundable fee equal to
                1.75% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank's option, the amount of the fee shall be increased to 4.75% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2. OPTIONAL INTEREST RATES

        2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

        2.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

                (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than 90 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                (b) Each IBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000).

                (c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                       IBOR Rate =            IBOR Base Rate
                                      ---------------------------
                                      (1.00 - Reserve Percentage)

        Where,

                        (i) "IBOR Base Rate" means the interest rate at which
                the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.



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                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                (e) The prepayment fee shall be equal to the amount (if any) by which:

                        (i) the additional interest which would have been
                payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                        (ii) the interest which would have been recoverable by
                the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

                (f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                        (ii) the IBOR Rate does not accurately reflect the cost
                of an IBOR Rate Portion.




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3. FEES AND EXPENSES

        3.1 Fees.

                (a) Loan fee. The Borrower agrees to pay a loan fee in the amount of Ten Thousand Dollars ($10,000.00). This fee is due on or before the date of this Agreement.

                (b) Unused commitment fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at 0.10% per year. The calculation of credit outstanding shall include he undrawn amount of letters of credit.

        This fee is due on September 30, 2001, and quarterly thereafter until the expiration of the availability period.

                (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

                (d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

        3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees and documentation fees.

        3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4. COLLATERAL

        4.1 Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower.

                (a) Bank of America time deposits in an amount not less than Ten Million Dollars ($10,000,000.00).



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5. DISBURSEMENTS, PAYMENTS AND COSTS

        5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        5.2 Disbursements and Payments.

                (a) Each payment by the Borrower will be made at the Bank's banking center (or other location) selected by the Bank from time to time; and will be made in immediately available funds, or such other type of funds selected by the Bank.

                (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        5.3 Telephone and Telefax Authorization.

                (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14504-09078, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

        5.4 Direct Debit (Pre-Billing).

                (a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14504-09078, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date").

                (b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.



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                (c) The Bank will debit the Designated Account for the Billed
        Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                        (i) If the Billed Amount is less than the Accrued
                Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                        (ii) If the Billed Amount is more than the Accrued
                Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

                (d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

        5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        5.6 Taxes.

                (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.



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        5.7 Additional Costs. The Borrower will pay the Bank, on demand, for the
Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                (a) any reserve or deposit requirements; and

                (b) any capital requirements relating to the Bank's assets and commitments for credit.

        5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

        5.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 3 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

        5.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank's Prime Rate plus 3 percentage points. This may result in compounding of interest.

6. CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

        6.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        6.2 Governing Documents. A copy of the Borrower's articles of incorporation.

        6.3 Security Agreements. Signed original security agreements, assignments, which the Bank requires.

        6.4 Perfection and Evidence of Priority. Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.



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

        6.5 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

        6.6 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

        6.7 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

        6.8 Other Items. Any other items that the Bank reasonably requires.

7. REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

        7.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

        7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

        7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).



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        7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

        7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

        7.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        7.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        7.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid[, except as have been disclosed in writing to the Bank.

        7.12 No Tax Avoidance Plan. The Borrower's obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

        7.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        7.14 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

        7.15 ERISA Plans.

                (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.



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                (c) With respect to any Plan subject to Title IV of ERISA:

                        (i) No reportable event has occurred under Section
                4043(c) of ERISA for which the PBGC requires 30-day notice.

                        (ii) No action by the Borrower or any ERISA Affiliate to
                terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                        (iii) No termination proceeding has been commenced with
                respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                (d) The following terms have the meanings indicated for purposes of this Agreement:

                        (i) "Code" means the Internal Revenue Code of 1986, as
                amended from time to time.

                        (ii) "ERISA" means the Employee Retirement Income
                Security Act of 1974, as amended from time to time.

                        (iii) "ERISA Affiliate" means any trade or business
                (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

                        (iv) "PBGC" means the Pension Benefit Guaranty
                Corporation.

                        (v) "Plan" means a pension, profit-sharing, or stock
                bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

        7.19 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.


8. COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        8.1 Use of Proceeds. To use the proceeds of the credit only for general corporate purposes.

        8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                (b) Within 45 days of the period's end (including the last period in each fiscal year), the Borrower's quarterly financial statements, certified and dated by an authorized financial officer of the Borrower. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

                (c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower's auditor, or, if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

                (d) Copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

                (e) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower, substantially in the form of Exhibit A hereto, signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

        8.3 Financial Covenants.

                (a) Deficit Earnings. Not incur on a consolidated basis deficit earnings before interest (both interest income and interest expense), taxes, and non-cash deferred compensation in excess of the amounts shown below in any quarterly accounting period indicted below:

                 Quarter Ending                             Maximum Amount
                 --------------                             --------------
                 June 30, 2001                                $11,500,000
                 September 30, 2001                             4,500,000
                 December 31, 2001                              2,300,000
                 March 31, 2002                                 1,200,000

                (b) Positive Earnings. Commencing with the quarter ending June 30, 2002, maintain on a consolidated basis positive earnings before interest (both interest income and interest expense), taxes, and non-cash deferred compensation of at least Fifty Thousand Dollars ($50,000.00).

        8.4 Change of Control. Not to cause, permit or suffer to exist any Change of Control of the Borrower. For the purposes hereof, "Change of Control" means (i) each and every issue, sale, series of sales or other disposition or purchase or series of purchases of shares of voting stock of the Borrower which results in a Person or a group of Persons acting in concert obtaining majority voting control or the right to elect the majority of the Board of Directors of the Borrower, or (ii) the consolidation or merger by the Borrower with another corporation, other than a wholly-owned subsidiary of the Borrower, in a transaction in which any of the then outstanding voting stock of the Borrower is exchanged. For purposes hereof "Person" means an individual, partnership, corporation, trust or unincorporated organization.

        8.5 Notices to Bank. To promptly notify the Bank in writing of:

                (a) any lawsuit over Two Hundred Fifty Thousand Dollars ($250,000) against the Borrower.

                (b) any substantial dispute between the Borrower and any government authority.

                (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                (d) any material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

                (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

        8.6 Books and Records. To maintain adequate books and records.

        8.7 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

        8.8 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

        8.9 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

        8.10 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        8.11 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        8.12 General Business Insurance.

                (a) To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability, workers' compensation, business interruption and any other insurance which is usual for the Borrower's business.

                (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        8.13 Additional Negative Covenants. Not to, without the Bank's written consent:

                (a) engage in any business activities substantially different from the Borrower's present business.

                (b) liquidate or dissolve the Borrower's business.

                (c) voluntarily suspend its business for more than 7 days in any 30 day period.

        8.14 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

        8.15 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

                (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                (b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9. HAZARDOUS SUBSTANCES

        9.1 Indemnity Regarding Hazardous Substances. The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

        9.2 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower's obligations to the Bank.

10. DEFAULT

        If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        10.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

        10.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

        10.3 False Information. The Borrower or any guarantor or any party pledging collateral to the Bank (each an "Obligor") has given the Bank false or misleading information or representations.

        10.4 Bankruptcy. The Borrower (or any Obligor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any Obligor) or the Borrower (or any Obligor) makes a general assignment for the benefit of creditors

        10.5 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's (or any Obligor's) business, or the business is terminated.

        10.6 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any Obligor's) financial condition or ability to repay.

        10.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

        10.8 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate if the default is not cured within thirty (30) days if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

        10.9 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

        10.10 Other Bank Agreements. The Borrower (or any Obligor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Obligor) has with the Bank or any affiliate of the Bank.

        10.11 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

                (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

        10.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

        11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        11.2 California Law. This Agreement is governed by California law.

        11.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        11.4 Arbitration and Waiver of Jury Trial.

                (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

                (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

                (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

        11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        11.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        11.7 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        11.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

        event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        11.9 Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

        11.10 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

        11.11 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted.

        11.12 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        11.13 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America, N.A.                       Novatel Wireless, Inc.


By: /s/ Susan J. Pepping                    By:  /s/ Dan L. Halvorson
   -------------------------------             ---------------------------------
Typed Name: Susan J. Pepping                Typed Name: Dan L. Halvorson
           -----------------------                     -------------------------
Title: Senior Vice President                Title: Treasurer
      ----------------------------                ------------------------------


                                            By: /s/ Melvin L. Flowers
                                               ---------------------------------
                                            Typed Name:  Melvin L. Flowers
                                                       -------------------------
                                            Title: Senior Vice President and CFO
                                                  ------------------------------

Address where notices to                    Address where notices to
the Bank are to be sent:                    the Borrower are to be sent:
450 B Street, Suite 100                     9360 Towne Center Drive, Suite 110
San Diego, CA 92101                         San Diego, CA 92121
Facsimile: (619) 515-7524                   Facsimile: 858/812-3414